UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2021 (January 14, 2021)

1847 Holdings LLC
(Exact name of registrant as specified in its charter)

Delaware	333-193821	38-3922937
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 21st Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 417-9800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 14, 2021, Ellery W. Roberts resigned from his position as the Chief Financial Officer of 1847 Holdings LLC (the “Company”). Mr. Roberts remains the Chairman of the Board, Chief Executive Officer and President of the Company.

On January 14, 2021, the Board of Directors of the Company appointed Jay Amond as the Chief Financial Officer of the Company. On the same date, the Company entered into an employment agreement with Mr. Amond (the “Employment Agreement”) setting forth the terms of Mr. Amond’s employment.

Pursuant to the terms of the Employment Agreement, the Company has agreed to pay Mr. Amond an annual base salary of $240,000, consisting of $80,000 for each of the Company’s three portfolio companies, up to a maximum aggregate annual base salary of $300,000.00 upon the addition of a fourth portfolio company. Mr. Amond is also eligible for a bonus of up to 50% of his base salary, based on metrics in excess of present earnings targets to be agreed upon by Mr. Amond and the company’s board of directors. If Mr. Amond is terminated by the Company without cause, he will be entitled to 6 months of base compensation, which will be paid in lump sum within two weeks of the separation date.

The Employment Agreement also provides that Mr. Amond is entitled to twenty (20) working days of vacation per year and that he is eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies.

Pursuant to the Employment Agreement, Mr. Amond shall not compete with the Company during his employment or for one year after his employment ends, and he may not solicit any employees or consultants of the Company for a period of two years after his employment ends. The Employment Agreement also contains customary confidentiality provisions. Mr. Amond;s employment with the Company is at-will, and Mr. Amond may resign from the Company upon 90 days’ notice.

Mr. Amond, age 67, Jay Amond has over 30 years of experience in the retail and wholesale industries. Prior to joining the Company, he served as President and Chief Executive Officer for Nebraska Book Holdings, leading their Wholesale, Computer Technology, Consulting Services and Store Design/Construction Company’s. He also served as their Chief Financial Officer for two years prior. Mr. Amond worked for Patina Solutions in Chicago IL as a Financial Consultant and prior to that was the SVP Chief Financial Officer for Follett Higher Education Group a major Wholesaler and Retailer in the Higher Education Market for nine years. He also served as the Corporate Controller for Ross Stores a publicly traded company (ROST) for five years and SVP Chief Financial Officer for Ultimo Enterprises LTD. Mr. Amond received his B.A. degree from Pennsylvania State University. He has previously served on the Board of Directors for Nebraska Book Holdings, PrismRBS Computer Software Company, University of Ottawa, Varsity Inc. and Ultimo Enterprises.

Mr. Amond was elected until his successor is duly elected and qualified. There are no arrangements or understandings between Mr. Amond and any other persons pursuant to which he was selected as an officer. There is no family relationship that exists between Mr. Amond and any directors or executive officers of the Company. In addition, there has been no transaction, nor is there any currently proposed transaction between Mr. Amond and the Company, that would require disclosure under Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement filed as Exhibit 10.1 to this Form 8-K, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit
10.1	Employment Agreement, dated January 14, 2021, between 1847 Holdings LLC and Jay Amond

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1847 HOLDINGS LLC

Date: January 21, 2021	/s/ Ellery W. Roberts
Name: Ellery W. Roberts
Title: Chief Executive Officer